Exhibit 11
                                    ARROW ELECTRONICS, INC.
                        STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                             (IN THOUSANDS EXCEPT PER SHARE DATA)
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                                                     Year Ended December 31,
                                       ------------------------------------------------
                                         1996       1995      1994      1993      1992
                                       --------   --------  --------  --------  -------
Primary
-------
Average shares of common stock
     outstanding                         50,763     47,332    45,999    44,532   38,329
Net effect of dilutive stock options -
     based on the treasury method           617        749       635       828    1,241
                                       --------   --------  --------  --------  -------
         Total                           51,380     48,081    46,634    45,360   39,570
                                       ========   ========  ========  ========  =======
Net income                             $202,709   $202,544  $111,889  $106,559  $79,461

Less preferred stock dividends                -          -         -      (880)  (3,903)
                                       --------   --------  --------  --------  -------
         Total                         $202,709   $202,544  $111,889  $105,679  $75,558
                                       ========   ========  ========  ========  =======
Per share amount                       $   3.95   $   4.21  $   2.40  $   2.33  $  1.91
                                       ========   ========  ========  ========  =======

Fully Diluted
-------------
Average shares of common stock
     outstanding                         50,763     47,332    45,999    44,532   38,329
Net effect of dilutive stock options -
     based on the treasury method           872        762       635       911    1,263
Assumed conversion of 5-3/4 %
     convertible subordinated
     debentures                               -      3,029     3,773     3,774      381
Assumed conversion of preferred
     stock                                    -          -         -       691    3,433
                                       --------   --------  --------  --------  -------
         Total                           51,635     51,123    50,407    49,908   43,406
                                       ========   ========  ========  ========  =======
Net income                             $202,709   $202,544  $111,889  $106,559  $79,461

Add interest on 5-3/4 % convertible
     subordinated debentures, net of
     income tax effect                        -      3,471     4,313     4,313      455
                                       --------   --------  --------  --------  -------
         Total                         $202,709   $206,015  $116,202  $110,872  $79,916
                                       ========   ========  ========  ========  =======
Per share amount                       $   3.93(A)$   4.03  $   2.31  $   2.22  $  1.84
                                       ========   ========  ========  ========  =======
(A)  This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although not required by footnote 2 to paragraph 14 of APB Opinion No.15 because it results in dilution of less than 3%.

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